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                                                                     Exhibit 2.4

                      AMENDED AND RESTATED HOLDER AGREEMENT


         This Amended and Restated Holder Agreement (this "AGREEMENT") is made and entered into as of November 23, 1999 by and among SIPEX Corporation, a Massachusetts corporation ("PARENT"); Calogic, a California corporation ("CALOGIC"); and Manuel Del Arroz, a security holder of Calogic (the "HOLDER").

         A. CAT Acquisition Corporation I, a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), Calogic, and the Holder have entered into an Agreement and Plan of Reorganization dated as of October 21, 1999 (as the same from time to time may be amended, supplemented, restated or otherwise modified, the "MERGER AGREEMENT") setting forth certain terms and conditions pursuant to which Merger Sub is being merged into Calogic (the "MERGER").

         B. Parent, Calogic and the Holder are parties to a Holder Agreement dated as of October 21, 1999 (the "Original Agreement"), pursuant to which the Parent, Calogic and the Holder have agreed to take certain actions in connection with the Merger.

         C. The parties desire to amend and restate the Original Agreement as set forth below and the parties are willing to so amend and restate the Original Agreement, but only on the terms and subject to the conditions set forth below.

         D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meaning as set forth in the Merger Agreement.

         NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and in this Agreement, pursuant to Section 5 of the Original Agreement the parties do hereby amend the Original Agreement so that such agreement is hereby restated in its entirety to read as follows:





         1.       ACTIONS TO BE TAKEN WITH RESPECT TO COMPENSATION ARRANGEMENTS.

                  (a) Calogic and the Holder will each use its commercially reasonable efforts, will cooperate fully and will take all commercially reasonable actions as are necessary to achieve the results described on Schedule1.1 hereto (the "Compensation Actions"). The parties hereby agree and acknowledges that no efforts or actions should be taken with respect to the Compensation Actions that would prevent the Merger and other transactions contemplated by the Merger Agreement from being accounted for as a "pooling of interests" in accordance with United States generally accepted accounting principles which will be acceptable to the Commission.

                  (b) Calogic and Holder hereby agree that no efforts or actions will be undertaken with respect to the Compensation Actions without consultation with Parent and KPMG LLP, its



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independent accountants. Calogic and Holder also agree that, without the prior written consent of Parent, which shall not be unreasonably withheld, (i) no monies shall be paid with respect to the Compensation Actions; (ii) no offers shall be made with respect to the Compensation Actions; and (iii) no agreements shall be entered into with the persons identified on Schedule1.1 hereto.

                  (c) In the event that the Compensation Actions are not completed prior to the Closing, Holder hereby agrees to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all Losses of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) the matters set forth on Schedule1.2 and (ii) the failure, partial or total, of Calogic or the Holder to perform any agreement or covenant required by this Agreement to be performed by it or him other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Parent. The foregoing obligation to indemnify Parent is in addition to the obligation to indemnify Parent pursuant to Article X of the Merger Agreement and such obligation is not subject to the limitations of such Article X. Holder will have the right to defend, contest, negotiate or settle any such claim or demand relating to the Compensation Actions through counsel of his own selection, reasonably satisfactory to Parent, and solely at the Holder's own cost and expense. Notwithstanding the preceding sentence, Holder will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Parent may pay or settle, any such claim at any time if it waives its right to indemnification under this Agreement, the Merger Agreement and the Escrow Agreement.

         2.       GENERAL PROVISIONS REGARDING INDEMNIFICATION AND RELEASES

                  (a) For purposes of indemnification under this Agreement or the Merger Agreement, Calogic and Holder hereby acknowledge and agree that the provisions of Section 12.14 of the Merger Agreement shall be inapplicable with respect to the claims by Parent arising out of or in connection with the matters set forth on Schedule2.1 hereto or any agreements related thereto.

                  (b) The limitation on the obligation of Holder for Losses will be a dollar amount equal to the aggregate number of Parent Merger Shares received by Holder pursuant to the Merger Agreement multiplied by the Parent Average Closing Price.

                  (c) Any agreement obtained by Calogic or Holder in respect of the matters set forth on Schedule 2.1 shall contain a release substantially in the form of Exhibit A hereto.

         3.       ARBITRATION.

                  (a) ARBITRATION RULES. Any dispute between the Holder and Parent under this Agreement shall be submitted to final and binding arbitration before a single arbitrator in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association.

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                  (b) BINDING EFFECT. The final decision of the arbitrator shall be furnished in writing to the Holder and Parent and will constitute a conclusive determination of the issue in question, binding upon the Holder and Parent. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                  (c) COMPENSATION OF ARBITRATOR. The arbitrator will be compensated for his or her services, as provided below in Section 3(d), in accordance with the commercial arbitration rules of the American Arbitration Association.

                  (d) PAYMENT OF COSTS. The substantially prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 3(c).

         4.       MISCELLANEOUS PROVISIONS

                  (a) PARTIES IN INTEREST. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

                  (b) ATTORNEYS' FEES. In the event of any action to enforce any provision of this Escrow Agreement, or on account of any default under or breach of this Agreement, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof).

                  (c) ENTIRE AGREEMENT. This Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings, including, without limitation, the Holder Agreement among the parties dated October 21, 1999.

                  (d) CHANGES. The terms of this Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Parent and the Holder.

                  (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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                  (f) COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

                  (g) HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  (h) GOVERNING LAW. This Agreement shall be construed and controlled by the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of laws. Calogic and the Holders consent to jurisdiction and venue in the state and federal courts in Boston, Massachusetts.

                  (i) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


SIPEX CORPORATION                       CALOGIC


By: /s/ James E. Donegan                By: /s/ Manuel Del Arroz
    --------------------------------        ----------------------------------
       Title:                                  Title:


HOLDER:


/s/ Manuel Del Arroz
------------------------------------
MANUEL DEL ARROZ


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